Exhibit 99

From: Brian Manthey (media)
           414-221-4444

          Colleen F. Henderson, CFA (analysts)
          414-221-2592
          colleen.henderson@wisconsinenergy.com

          Oct. 26, 2010

Wisconsin Energy posts third quarter and nine-month earnings

MILWAUKEE - Wisconsin Energy (NYSE: WEC) today reported net income from continuing operations of $328.8 million or $2.78 a share for the first nine months of 2010. This compares with net income from continuing operations of $262.6 million or $2.23 a share for the first nine months of 2009. Continuing results exclude the operations of Edison Sault Electric Company, which was sold in May 2010 and is reported in discontinued operations.

For the quarter ended Sept. 30, 2010, the company reported net income from continuing operations of $112.3 million or 95 cents a share - up from $58.2 million or 49 cents a share in the corresponding quarter a year ago.

Third quarter 2010 revenues from continuing operations were $973.2 million. This compares with revenue of $815.5 million in the third quarter last year. This revenue growth reflects warm summer temperatures and high humidity levels which led to strong demand for air conditioning. In fact, during July, residential customers across the Wisconsin Energy footprint used more electricity than during any other month in history.

Another factor contributing to overall performance for this year's third quarter is income from the company's Power the Future plan. Reported income from our Power the Future assets increased by 11 cents a share, driven by our $1.2 billion investment in the new Oak Creek generating unit. The unit began commercial service in February 2010.

Demand for electricity increased across all customer groups as compared to the third quarter of 2009. Residential electricity use rose by 26.4 percent from the third quarter a year ago. Consumption of electricity by large commercial and industrial customers grew by 11.0 percent, while use of electricity by small commercial and industrial customers was up by 6.0 percent.

Excluding the iron ore mines in the Upper Peninsula of Michigan, electricity use by Wisconsin Energy's large commercial and industrial customers rose by 4.1 percent compared to the third quarter last year.

At the end of September, the company was serving 3,600 more electric customers and 5,700 more natural gas customers than a year ago.

"We were pleased with the performance of our system during the hot summer weather. The modern, efficient capacity we have added to our generating fleet as well as the investments we have made in our distribution system are providing real value to our customers and our stockholders," said Gale Klappa, Wisconsin Energy's chairman, president and chief executive officer.

"Our revised earnings guidance for 2010 is in the range of $3.75 to $3.80 a share from continuing operations," Klappa added.

Conference Call

A conference call is scheduled for 1 p.m. Central time on Tuesday, Oct. 26, 2010. The presentation will review 2010 third quarter earnings and will discuss the company's outlook for the future.

All interested parties, including stockholders, the news media and the general public, are invited to listen to the presentation. The conference call may be accessed by dialing 866-439-9410 up to 15 minutes before the call begins. International callers may dial 706-643-5658. The confirmation code is 99339931. Access also may be gained through the company's website (www.wisconsinenergy.com). Click on the icon for the "Third Quarter 2010 Earnings Release & Conference Call" and select "webcast audio." In conjunction with this earnings announcement, Wisconsin Energy will post on its website a package of detailed financial information on its third quarter performance. The materials will be available at 6 a.m. Central time on Oct. 26, 2010. An archive of the presentation will be available on the website after the call. A replay of the audio portion of the presentation will be available approximately two hours following the conclusion of the presentation and accessible through Nov. 9, 2010. Domestic callers should dial 800-642-1687. International callers should dial 706-645-9291. The replay confirmation code is 99339931.

Wisconsin Energy Corporation (NYSE: WEC), based in Milwaukee, is one of the nation's premier energy companies, serving more than 1.1 million electric customers in Wisconsin and Michigan's Upper Peninsula and more than 1 million natural gas customers in Wisconsin. The company's principal utility is We Energies. The company's other major subsidiary, We Power, designs, builds and owns electric generating plants.

Wisconsin Energy Corporation ( www.wisconsinenergy.com), a component of the S&P 500, has more than $12 billion of assets, approximately 4,700 employees and 46,000 stockholders of record.

Forward-Looking Statements

Certain statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based upon management's current expectations and are subject to risks and uncertainties that could cause our actual results to differ materially from those contemplated in the statements. Readers are cautioned not to place undue reliance on these statements. Forward-looking statements include, among other things, statements concerning management's expectations and projections regarding earnings. In some cases, forward-looking statements may be identified by reference to a future period or periods or by the use of forward-looking terminology such as "anticipates," "believes," "estimates," "expects," "forecasts," "guidance," "intends," "may," "objectives," "plans," "possible," "potential," "projects," "should" or similar terms or variations of these terms.

Actual results may differ materially from those set forth in forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with these statements, factors that could cause actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to: unusual weather conditions; catastrophic weather-related or terrorism-related damage; the availability of electric generating facilities; unscheduled generation outages or unplanned maintenance or repairs; unanticipated events causing scheduled generation outages to last longer than expected; unanticipated changes in purchased power costs; unanticipated changes in coal or natural gas prices and supply and transportation availability; the ability to recover fuel and purchased power costs; nonperformance by purchased power or natural gas suppliers under existing contracts; environmental incidents; electric transmission or gas pipeline system constraints; key personnel changes; general economic conditions; timing, resolution and impact of pending and future rate cases and other regulatory decisions including the Public Service Commission of Wisconsin's final review of their 2008 and 2009 fuel orders; construction risks; obtaining necessary investment capital to implement the company's Power the Future program; adverse interpretation or enforcement of permit conditions by permitting agencies; equity and bond market fluctuations and events in the global credit markets that may affect the availability and cost of capital; the impact of recent and future federal, state and local legislative and regulatory changes; current and future litigation, regulatory investigations, proceedings or inquiries, including Federal Energy Regulatory Commission matters and Internal Revenue Service audits and other tax matters; the investment performance of our pension and other post-retirement benefit trusts; and other factors described under the heading "Factors Affecting Results, Liquidity and Capital Resources" in Management's Discussion and Analysis of Financial Condition and Results of Operations and under the headings "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors" contained in the company's Form 10-K for the year ended Dec. 31, 2009 and in subsequent reports filed with the Securities and Exchange Commission.

The company expressly disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

Tables Follow

 WISCONSIN ENERGY CORPORATION
WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED INCOME STATEMENTS
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30

	2010	2009	2010	2009

	(Millions of Dollars, Except Per Share Amounts)

Operating Revenues	$973.2	$815.5	$3,112.7	$3,039.6

Operating Expenses
Fuel and purchased power	335.6	292.1	871.4	809.5
Cost of gas sold	67.4	63.2	519.0	667.9
Other operation and maintenance	318.1	299.7	971.0	935.1
Depreciation and Amortization	77.4	86.5	228.6	257.1
Property and revenue taxes	26.9	27.5	79.8	82.9

Total Operating Expenses	825.4	769.0	2,669.8	2,752.5

Amortization of Gain	55.2	57.9	151.8	177.2

Operating Income	203.0	104.4	594.7	464.3

Equity in Earnings of Transmission Affiliate	15.2	14.9	45.5	43.6
Other Income, net	9.6	10.2	25.5	24.0
Interest Expense, net	52.5	38.4	154.9	119.0

Income From Continuing
Operations Before Income Taxes	175.3	91.1	510.8	412.9

Income Taxes	63.0	32.9	182.0	150.3

Income From Continuing Operations	112.3	58.2	328.8	262.6

Income (Loss) From Discontinued
Operations, Net of Tax	(0.1)	0.3	1.8	1.1

Net Income	$112.2	$58.5	$330.6	$263.7

Earnings Per Share (Basic)
Continuing operations	$0.96	$0.50	$2.81	$2.25
Discontinued operations	-	-	0.02	0.01

Total Earnings Per Share (Basic)	$0.96	$0.50	$2.83	$2.26

Earnings Per Share (Diluted)
Continuing operations	$0.95	$0.49	$2.78	$2.23
Discontinued operations	-	0.01	0.01	0.01

Total Earnings Per Share (Diluted)	$0.95	$0.50	$2.79	$2.24

Weighted Average Common
Shares Outstanding (Millions)
Basic	116.9	116.9	116.9	116.9
Diluted	118.4	118.0	118.4	117.9

Dividends Per Share of Common Stock	$0.40	$0.3375	$1.20	$1.0125

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	(Unaudited)
	September 30, 2010	December 31, 2009

	(Millions of Dollars)
Assets

Net Property, Plant and Equipment	$9,399.9	$9,015.8

Investments
Equity investment in transmission affiliate	327.0	314.6
Other	38.2	44.1

Total Investments	365.2	358.7

Current Assets
Cash and cash equivalents	11.2	20.2
Restricted cash	62.7	194.5
Accounts receivable	300.3	298.7
Accrued revenues	157.8	288.7
Materials, supplies and inventories	422.3	378.1
Regulatory assets	54.4	58.9
Prepayments and other	179.9	290.2

Total Current Assets	1,188.6	1,529.3

Deferred Charges and Other Assets
Regulatory assets	1,139.4	1,180.5
Goodwill	441.9	441.9
Other	183.5	171.7

Total Deferred Charges and Other Assets	1,764.8	1,794.1

Total Assets	$12,718.5	$12,697.9

Capitalization and Liabilities

Capitalization
Common equity	$3,727.7	$3,566.9
Preferred stock of subsidiary	30.4	30.4
Long-term debt	3,935.7	3,875.8

Total Capitalization	7,693.8	7,473.1

Current Liabilities
Long-term debt due currently	472.7	295.7
Short-term debt	518.6	825.1
Accounts payable	254.3	290.6
Regulatory liabilities	66.2	222.8
Other	297.6	259.9

Total Current Liabilities	1,609.4	1,894.1

Deferred Credits and Other Liabilities
Regulatory liabilities	880.1	876.0
Deferred income taxes - long-term	1,047.6	1,017.9
Deferred revenue, net	791.8	739.1
Pension and other benefit obligations	335.3	318.7
Other	360.5	379.0

Total Deferred Credits and Other Liabilities	3,415.3	3,330.7

Total Capitalization and Liabilities	$12,718.5	$12,697.9

WISCONSIN ENERGY CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30

	2010	2009

	(Millions of Dollars)
Operating Activities
Net income	$330.6	$263.7
Reconciliation to cash
Depreciation and amortization	237.6	267.8
Contributions to benefit plans	-	(289.3)
Working capital and other	85.5	191.5

Cash Provided by Operating Activities	653.7	433.7

Investing Activities
Capital expenditures	(545.6)	(553.1)
Change in restricted cash	131.8	149.5
Proceeds from asset sales	63.8	15.7
Other investing activities	(60.0)	(88.1)

Cash Used in Investing Activities	(410.0)	(476.0)

Financing Activities
Common stock issued (repurchased), net	(52.5)	(8.5)
Dividends paid on common stock	(140.3)	(118.4)
Change in debt, net	(66.4)	145.2
Other financing activities, net	6.5	2.0

Cash (Used in) Provided by Financing Activities	(252.7)	20.3

Change in Cash	(9.0)	(22.0)

Cash at Beginning of Period	20.2	31.7

Cash at End of Period	$11.2	$9.7